MarketWise, Inc. Reports Preliminary Selected Unaudited Fourth Quarter Results with Billings Up 42% YoY; CFFO for FY 2025 of $45 Million; Beats FY 2025 Guidance for Both Billings and Cash Flow; Cash Balances Increase $20 Million in the Quarter to $70 Million

BALTIMORE, MD -- (GLOBE NEWSWIRE)—MarketWise, Inc. (NASDAQ: MKTW) (“MarketWise” or the “Company”), a leading multi-brand digital subscription services platform that provides premium financial research, software, education, and tools for self-directed investors, today reported preliminary selected unaudited financial and operational updates for fourth quarter 2025 below. Consistent with past practice, and as we did in January of last year, we are providing investors with selected information on recent directional trends in advance of issuing our usual earnings press release announcing full year 2025 financial results, which we expect to release in March 2026.
The selected unaudited results in this press release are preliminary and subject to the Company’s normal quarter and year-end accounting procedures and external audit by the Company’s independent registered public accounting firm. Therefore, these preliminary unaudited results are subject to adjustment. In addition, these preliminary unaudited results are not a comprehensive statement of the Company’s financial results for the year ended December 31, 2025 and should not be viewed as a substitute for full, audited financial statements prepared in accordance with generally accepted accounting principles.
Q4 2025 Preliminary Selected Unaudited Financial and Operational Updates:
▪Consolidated Paid subscribers at December 31, 2025 were 374 thousand. Active Free subscribers were 2.0 million at December 31, 2025.
▪Billings, or Net Sales1, for fourth quarter 2025 totaled approximately $79 million, representing over a 23% sequential increase compared with Q3 2025, and a year-over-year increase of 42%.
▪Billings for FY 2025 totaled approximately $271 million, beating guidance of $250 million.
▪CFFO for fourth quarter 2025 was approximately $24 million, or $45 million for the full year beating guidance of $30 million. This represents an approximately $65 million improvement in CFFO compared to FY 2024.
▪Cash and cash equivalents balance increased to $70 million at December 31, 2025 from $51 million at September 30, 2025.
▪Cumulative dividends paid by the Company to Class A Shareholders over the last twelve months equates to a cash dividend yield of 13%, based on the share price as of December 31, 2025.2
"I am pleased to report that the strategic roadmap we laid out one year ago continues to deliver clear, measurable results with fourth quarter Net Sales up more than 40% in the fourth quarter year over year and more than 20% higher than last quarter,” said Marketwise CEO Dr. David Eifrig. “By sharpening our focus on product excellence, customer experience, and operational discipline, we exceeded the external guidance we provided in May 2025 for Billings and Cash from Operating Activities. We believe this financial outperformance validates our business model and demonstrates that our strategy is working. We are proving that by putting the subscriber first and maintaining a
1 The Company uses Net Sales and Billings interchangeably, which represents amounts invoiced to customers.
2 Dividends paid in the last twelve months totaled $1.90, on a reverse-split adjusted basis, and consist of regular dividends paid on March 31, 2025, June 25, 2025, September 25, 2025 and December 24, 2025, and special dividends paid to Class A shareholders on February 26 2025, June 25 2025, September 25 2025 and December 24 2025.

disciplined approach to growth, we can deliver strong results for our shareholders while continuing to innovate in a competitive landscape."
Eifrig continued, "This past year marked a special milestone for MarketWise as we celebrated 25 years dedicated to educating, empowering, and enriching self-directed investors. What began as a mission to level the playing field for the individual investor has grown into a community of more than 2 million subscribers who trust us to help them navigate the complexities of the financial markets. Our #1 priority remains steadfast: providing unparalleled value to our members, ensuring they have the institutional-grade insights and tools necessary to take control of their financial futures."
Eifrig concluded, "Our success is a direct reflection of the talent and heart of our organization. I am grateful to the more than 400 employees whose dedication and tireless service to our customers drives our company forward every day. The strong foundation we have built over the past year has not only stabilized our trajectory but has positioned us well for 2026. We enter this next chapter with momentum, a lean and efficient structure, and a renewed commitment to providing high-quality financial research and software tools to our customers."
Selected Operational and Financial Supplemental Information
We are providing the additional information below to provide further context on results and trends.
Subscriber Composition Trends
As of December 31, 2025, the Company has 2.4 million active free and paid subscribers. Part of the Company’s acquisition strategy is to convert active free subscribers to paid subscribers. As of December 31, 2025, the Company had 374 thousand paid subscribers, which is relatively flat compared to September 30, 2025.
As previously disclosed, the Company’s strategy has pivoted since mid-2024 to focus on higher priced products. Thus, while the paid subscriber count has declined over the last 2-years in absolute terms, the quality and lifetime value of the subscribers have increased.
As illustrated in the chart below, the customer mix has steadily improved with 65% of customers as of December 31, 2025, having a lifetime spend of over $500. In contrast, the majority of customer churn is from the lower value tiers as those cohorts continue to decline as a percent of the total.
This positive mix shift and improvement in customer quality has contributed to the sales growth and margin expansion experienced over the last several quarters.

Billings
After several quarters of Net Sales, or Billings declines, the Company experienced an inflection point in 4Q 2024 with a return to sequential Billings growth. Other than the favorable spike in Billings in 1Q 2025, Billings have continued a steady increase with 4Q 2025 Billings representing more than a 40% year over yearincrease in the 4th Quarter.
For FY 2025, Billings were approximately $271 million compared to $239.1 million for FY 2024.

Cash from Operating Activities
Cash from Operating Activities (“CFFO”) was approximately $24 million for Q4 2025 which was an improvement of approximately $18 million compared to Q4 2024. For FY 2025, CFFO was approximately $45 million compared to CFFO of ($22.2) million for FY 2024, or an improvement of over $65 million.

Based on the nature of our business, and as illustrated in the chart below, CFFO will fluctuate from quarter to quarter. Specifically, Q2 and Q4 tend to have higher CFFO while Q1 and Q3 tend to have lower CFFO. The amount of CFFO in any given quarter can be impacted by the timing of product launches, marketing campaigns, and discrete working capital items.
Given this variability, we believe it is useful to evaluate CFFO trends over multiple quarters, or a full year.
Balance Sheet and Capital Structure
As of December 31, 2025, the Company holds cash and cash equivalents of $70.1 million, compared to $50.5 million as of September 30, 2025. The $20 million increase in cash balances is due to strong Cash from Operating Activities in the 4th quarter of 2025 which were partially offset by dividends paid in the quarter.
Partnership tax distributions to MarketWise, LLC’s partners, which arise from our corporate structure, totaled $49.8 million for FY 2025.
Tax distribution payments were significant in FY 2025 due to the timing of taxable income which arose from the higher Net Sales in prior years.

For FY 2026, we expect these tax distributions to decline significantly, at approximately $35 million, or nearly $15 million lower than FY 2025. Similar to the timing of tax distribution payments in FY 2025, we expect FY 2026 tax distributions to be higher in the first half of the year and lower in the second half. As such, due to the timing of tax distribution payments and the higher working capital needs in the first quarter of each year, we expect overall cash balances to decline in the first half of 2026 before increasing in the second half of 2026.
MarketWise Inc.’s Class A common stock trades on the Nasdaq Global Market under the symbol "MKTW." As of December 31, 2025, the Company had 2,434,407 Class A common shares and 13,612,641 Class B common shares issued and outstanding, totaling 16,047,048 Class A and Class B common shares. When determining the market capitalization or equity value of the Company, we believe it is appropriate to include the total of the Class A and Class B common shares. Net Income attributable to noncontrolling interests on the Income Statement is primarily associated with these B shares and is a result of our corporate structure.
As previously announced, the Board of Directors authorized a stock repurchase program of our Class A common stock. Since April, the Company has repurchased 209,726 shares for $3.4 million. The Company suspended repurchases effective October 30, 2025, after receiving the Proposal described below. The program remains authorized; however, repurchases are not currently being made.
On October 29, 2025, the Company announced that it had received a proposal from Monument & Cathedral Holdings, LLC (collectively with its affiliates, “M&C”) to acquire all of the outstanding equity interests of the Company and MarketWise, LLC that are not owned by M&C, for cash consideration of $17.25 per share (the “Proposal”), contingent upon the termination of the Company’s tax receivable agreement. A Special Committee of the Board of Directors is evaluating the Proposal in consultation with its legal and financial advisors. There can be no assurance that any transaction will result from the Special Committee’s evaluation, or, if so, the timing, terms and conditions of any such transaction. The Company does not intend to comment on or disclose further developments with respect to this matter unless and until further disclosure is appropriate or required.
As previously announced, on October 30, 2025, the Board of Directors declared a quarterly cash dividend to holders of Class A common stock of $0.20 per share. A comparable distribution of $0.20 per unit was also approved to holders of MarketWise, LLC units. The Company also previously announced a special dividend to shareholders of Class A common stock of $0.20 per share. The regular dividend, distribution, and the special dividend were paid on December 24, 2025.
Note that the special dividends referenced above arise from the previously mentioned tax distribution payments to noncontrolling interests, and represent the proportionate payment to Marketwise, Inc. and Class A shareholders.
Upcoming Events
The Company plans to report full and audited results for the fourth quarter and year ended December 31, 2025 no later than March 31, 2026.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the financial position, business strategy, and the plans and objectives of management for future operations of MarketWise. These forward-looking statements generally are identified by the words “estimate,” “believe,” “project,” “expect,” “anticipate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are predictions, projections, and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including, but not limited to: our ability to attract new subscribers and to persuade existing subscribers to renew their subscription agreements with us and to purchase additional products and services from us; our ability to adequately market our products and services, and to develop additional products and product offerings; our ability to manage our growth effectively, including through acquisitions; failure to maintain and protect our reputation for trustworthiness and independence;

our ability to attract, develop, and retain capable management, editors, and other key personnel; our ability to grow market share in our existing markets or any new markets we may enter; adverse or weakened conditions in the financial sector, global financial markets, and global economy; current macroeconomic events, including heightened inflation, rise in interest rates and the potential for an economic recession; failure to comply with laws and regulations or other regulatory action or investigations, including the Advisers Act; our ability to respond to and adapt to changes in technology and consumer behavior; failure to successfully identify and integrate acquisitions, or dispose of assets and businesses; our public securities’ potential liquidity and trading; the impact of the regulatory environment and complexities with compliance related to such environment; our future capital needs; our ability to maintain an effective system of internal control over financial reporting, and to address and remediate existing material weaknesses in our internal control over financial reporting; and other factors beyond our control.
The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of our filings with the U.S. Securities and Exchange Commission (the “SEC”). These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated.
Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and we assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise. We do not give any assurance that we will achieve our expectations.
MarketWise Investor Relations Contact Information
Email: ir@marketwise.com
MarketWise Media Contact
Email: media@marketwise.com